UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2023

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Fifth Avenue Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 977-5700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 29, 2023, Apellis Pharmaceuticals, Inc. (the “Company”) announced a corporate restructuring, pursuant to which the Company (i) plans to continue to support the U.S. commercial launch of SYFOVRE and is preparing for potential ex-U.S. launches, with an anticipated decision on regulatory approval by the European Medicines Agency in early 2024, (ii) plans to reduce EMPAVELI expenses through a more focused commercial and medical PNH organization and prioritizing the development of systemic pegcetacoplan in patients with immune complex membranoproliferative glomerulonephritis (“IC-MPGN”) and C3 glomerulopathy (”C3G”) and not initiating any new clinical development programs with systemic pegcetacoplan and (iii) intends to prioritize research initiatives in retina and central nervous system diseases, intends to deprioritize certain development initiatives (including siRNA with systemic pegcetacoplan, APL-1030, and APL-2006), and plans to continue its collaboration with Beam Therapeutics, Inc.

In connection with the corporate restructuring, on August 28, 2023, the Company committed to a reduction in workforce of approximately 225 employees, or approximately 25% of its current workforce. The Company expects that the corporate restructuring and associated reduction in workforce will result in total cost savings of up to $300 million through 2024, which includes more than $70 million in expected net costs savings related to the reduction in workforce and up to $230 million related to elimination of planned external expenses. The Company anticipates that the reduction in workforce will be substantially completed in the third quarter of 2023.

As a result of the reduction in workforce, the Company estimates that it will incur approximately $9 million to $11 million in costs, substantially all of which are cash expenditures. These costs are anticipated to be incurred primarily in the second half of 2023. The estimate of costs that the Company expects to incur and the expected timing to complete the reduction in workforce are subject to a number of assumptions, and actual results may differ. The Company may also incur other cash or non-cash charges or cash expenditures not currently contemplated due to events that may occur as a result of, or in association with, the reduction in workforce.

Item 8.01	Other Events.

In connection with the corporate restructuring, the Company also announced that it plans to provide an update on its expected cash runway in connection with its third quarter 2023 earnings update. Additionally, the Company announced that (i) 230 people in the United States were on commercial treatment with EMPAVELI as of June 30, 2023 and (ii) top-line data from the Phase 3 VALIANT study in patients with IC-MPGN and C3G are expected in 2024.

Forward-Looking Statements

Statements in this Current Report on Form 8-K about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s planned corporate restructuring and related reduction in workforce. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company’s ability to execute its planned corporate restructuring as currently contemplated; the risk that restructuring costs and charges may be greater than anticipated; the risk that the restructuring may adversely affect the Company’s ability to retain skilled and motivated personnel and may be distracting to employees and management; the risk that the Company’s restructuring efforts may negatively impact its business operations and reputation; the risk that the Company’s restructuring efforts may not generate their intended benefits to the extent or as quickly as anticipated; and other factors discussed in the “Risk Factors” section of Apellis’ Annual Report on Form 10-K with the Securities and Exchange Commission on February 21, 2023 and the Risk Factors section of Apellis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 31, 2023 and in other filings that

Apellis may make with the Securities and Exchange Commission. Any forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and Apellis specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: August 29, 2023	By:	/s/ Timothy Sullivan
Timothy Sullivan
Chief Financial Officer